Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-204368

Prospectus Supplement No. 2

(to Prospectus dated March 22, 2016)

4,907,975 Shares

VERACYTE, INC.

Common Stock

This prospectus supplement amends and supplements the prospectus dated March 22, 2016 (the “Prospectus”), as supplemented by that certain Prospectus Supplement No. 1 dated March 28, 2016 (“Supplement No. 1”), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-204368). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus and Supplement No. 1 with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 30, 2016 (the “Form 8-K”). Accordingly, we have attached the Form 8-K to this prospectus supplement.

The Prospectus, Supplement No. 1 and this prospectus supplement relate to the offer and sale by the selling stockholders identified in the Prospectus of up to an aggregate of 4,907,975 shares of our common stock.

This prospectus supplement should be read in conjunction with the Prospectus and Supplement No. 1. If there is any inconsistency between the information in the Prospectus, Supplement No. 1 and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common stock is listed on The NASDAQ Global Market under the symbol “VCYT.” On March 29, 2016, the last reported sale price of our common stock on The NASDAQ Global Market was $5.40 per share.

Investing in our securities involves risks.  See the section entitled “Risk Factors” beginning on page 2 of the Prospectus and in the documents we incorporate by reference in the Prospectus before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the Prospectus.  Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 30, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 30, 2016

VERACYTE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36156	20-5455398
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

6000 Shoreline Court, Suite 300, South San Francisco, California		94080
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 243-6300

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03       Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 25, 2016, Veracyte, Inc. (the “Company”) entered into a credit agreement (the “Credit Agreement”) with Visium Healthcare Partners, LP (“Visium”), as lender and administrative agent for the financial institutions or entities from time to time party to the Credit Agreement (the “Lenders”), as described in the Company’s Current Report on Form 8-K dated March 28, 2016.  On March 30, 2016, the initial $25.0 million term loan under the Credit Agreement was funded.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 30, 2016

VERACYTE, INC.

By	/s/ Shelly D. Guyer
Name:	Shelly D. Guyer
Title:	Chief Financial Officer

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